                            Exhibit 99.1

JLL Income Property Trust
Declares 42nd Consecutive Quarterly Dividend

Chicago (May 17, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $6.5 billion in portfolio assets, announced that on May 10, 2022, its Board of Directors declared a dividend for the second quarter of 2022 of $0.14 per share. This will be the 42nd consecutive dividend paid to its stockholders.

The dividend is payable on or around June 29, 2022 to stockholders of record as of June 23, 2022. On an annualized basis, this gross dividend is equivalent to $0.56 per share and represents a yield of approximately 3.8 percent on a NAV per share of $14.87 as of May 10, 2022. All stockholders will receive $0.14 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“As our stockholders and their advisors look to combat the current inflationary environment, dividends can help offset cost-of-living increases we are all experiencing – and real estate’s ability to grow cash flows over time make it an attractive investment during inflationary periods like today,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We’ve achieved consistent dividend growth over the past decade and are now paying our 42nd consecutive quarterly dividend. And while the bond market suffered its worst quarterly performance in over 40 years, we realized our best quarterly returns in the first quarter of 2022, delivering what has been a consistent 1 percent income return, an 8.7 percent appreciation return and an overall 9.7 percent total return on our M-I share class.”

Swaringen added, “In today’s volatile investment market, core real estate continues to provide benefits to long-term patient investors.”

A first quarter dividend of $0.14 per share, less applicable share class specific fees, was paid according to the table below on March 30 to stockholders of record as of March 24. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q1 Quarterly Gross Dividend per Share	$0.14000	$0.14000	$0.14000	$0.14000
Less: Dealer Manager Fee per Share	-	($0.00904)	($0.00902)	($0.02533)
Q1 Quarterly Net Dividend per Share	$0.14000	$0.13096	$0.13098	$0.11467
NAV per Share as of March 31, 2022	$14.76	$14.77	$14.76	$14.73
Annualized Net Dividend Yield Based on NAV as of March 31, 2022	3.8%	3.5%	3.5%	3.1%

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1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q4 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

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Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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